Exhibit 5.1

August 5, 2008

Rackspace Hosting, Inc.

5000 Walzem Drive

San Antonio, TX 78218

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration No. 333-150469), as amended (the “Registration Statement”), filed by Rackspace Hosting, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 17,250,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares include 12,700,000 shares of common stock to be sold by the Company, 2,300,000 shares of common stock to be sold by certain selling stockholders and an over-allotment option granted by the Company to the underwriters of the offering to purchase up to 2,250,000 shares of common stock, which includes 345,000 shares to be sold in such over-allotment option by such selling stockholders. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto. As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Shares.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We are members of the bars of the State of California and the State of Texas, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

On the basis of the foregoing, we are of the opinion (1) that the portion of the Shares to be sold by the Company, when issued in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable, and (2) that the portion of the Shares to be sold by the selling stockholders pursuant to the Registration Statement have been validly issued, fully paid and are nonassessable; provided, however, with respect to up to 827,695 of the shares to be sold by the selling stockholders, such shares will be validly issued, fully paid and nonassessable upon exercise in compliance with the terms of the options and warrants pursuant to which such shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.